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                                  EXHIBIT 99.1


                  U.S. DISTRICT COURT GRANTS FINAL APPROVAL OF
         PREVIOUSLY ANNOUNCED CENDANT CLASS ACTION LITIGATION SETTLEMENT

         NEW YORK, N.Y., AUGUST 15, 2000---Cendant Corporation (NYSE: CD) today announced that the US District Court in Newark, New Jersey today approved as final the previously announced class action litigation settlement with Cendant common stockholders. The approval of the settlement is subject to appeal during the next 30 days. No material objections were made with respect to the gross amount of consideration to be paid by Cendant.

         Cendant Chairman, President and CEO, Henry R. Silverman stated: "We are very pleased with the court's decision to approve our settlement agreement. We are grateful to have closed this unfortunate chapter in our company's history."

         Cendant Corporation is a global provider of real estate, travel and direct marketing related consumer and business services. The Company's core competencies include building franchise systems, providing outsourcing solutions and direct marketing. As a franchiser, Cendant is among the world's leading franchisers of real estate brokerage offices, hotels, rental car agencies, and tax preparation services. The Company's real estate-related operations also include Move.com Group, Cendant's relocation, real estate and home-related services portal on the Internet. As a provider of outsourcing solutions, Cendant is a major provider of mortgage services to consumers, the global leader in employee relocation, and the world's largest vacation exchange service. In direct marketing, Cendant provides access to insurance, travel, shopping, auto, and other services primarily to customers of its affinity partners. In addition, Cendant Internet Group is pursuing a convergence strategy for the Company's off-line and online businesses. Other business units include NCP, the UK's largest private car park operator, and WizCom, an information technology services provider. Headquartered in New York, NY, the Company has approximately 28,000 employees and operates in over 100 countries.

         More information about Cendant, its companies, brands and current SEC filings may be obtained by calling 877-4INFO-CD (877-446-3623) or by visiting the Company's Web site at www.Cendant.com.


Media Contact:             Investor Contacts:
Elliot Bloom               Denise Gillen             Sam Levenson
212-413-1832               212-413-1833              212-413-1834